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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                           --------------------------

                                  SCHEDULE TO
           TENDER OFFER STATEMENT UNDER SECTION 14(D)(1) OR 13(E)(1)
                     OF THE SECURITIES EXCHANGE ACT OF 1934
                           --------------------------

                            STERLING SOFTWARE, INC.
                           (Name of Subject Company)
                           --------------------------

                         SILVERSMITH ACQUISITION CORP.
                    COMPUTER ASSOCIATES INTERNATIONAL, INC.
                        (Name of Filing Person--Offeror)
                           --------------------------

                     COMMON STOCK, PAR VALUE $.10 PER SHARE
                         (Title of Class of Securities)

                                   859547101
                     (CUSIP Number of Class of Securities)

                             STEVEN M. WOGHIN, ESQ.
                   SENIOR VICE PRESIDENT AND GENERAL COUNSEL
                    COMPUTER ASSOCIATES INTERNATIONAL, INC.
                         ONE COMPUTER ASSOCIATES PLAZA
                         ISLANDIA, NEW YORK 11749-7000
                                 (631) 342-5224
                 (Name, Address and Telephone Number of Person
  Authorized to Receive Notices and Communications on Behalf of Filing Person)
                           --------------------------

                                   Copies to:

                              SCOTT F. SMITH, ESQ.
                            STEPHEN A. INFANTE, ESQ.
                              J. D. WEINBERG, ESQ.
                              COVINGTON & BURLING
                          1330 AVENUE OF THE AMERICAS
                            NEW YORK, NEW YORK 10019
                           TELEPHONE: (212) 841-1000
                           --------------------------

                           CALCULATION OF FILING FEE

             TRANSACTION VALUATION*                            AMOUNT OF FILING FEE**
                 $3,615,625,000                                       $723,125

* Estimated for purposes of calculating the amount of the filing fee only in accordance with Rules 0-11(d) and 0-11(a)(4) under the Securities Exchange Act of 1934, based upon (a) $36.15625, the average of the high and low price per share of Sterling Software, Inc. common stock on February 15, 2000 as reported on the New York Stock Exchange Composite Transaction Tape, multiplied by (b) 100,000,000, representing the aggregate number of shares of Sterling Software, Inc. common stock outstanding on February 9, 2000 plus the maximum number of shares expected to be issued pursuant to outstanding options prior to the date the offer is expected to be consummated.

**  One-fiftieth of 1% of the value of the transaction.

/X/ Check the box if any part of the fee is offset as provided by Rule 0-11(a)(2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

                                                 Filing Party: Computer Associates
    Amount Previously Paid: $954,525             International, Inc.
    Form or Registration No.: Form S-4           Date Filed: February 22, 2000

/ / Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

    Check the appropriate boxes below to designate any transactions to which the statement relates:

/X/  third-party tender offer subject to Rule 14d-1.

/ /  issuer tender offer subject to Rule 13e-4.

/ /  going-private transaction subject to Rule 13e-3.

/ /  amendment to Schedule 13D under Rule 13d-2.

Check the following box if the filing is a final amendment reporting the results of the tender offer: / /

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
    This Tender Offer Statement on Schedule TO relates to the offer (the "Offer") by Computer Associates International, Inc., a Delaware corporation ("Computer Associates"), through its wholly owned subsidiary, Silversmith Acquisition Corp., a Delaware corporation ("Silversmith"), to exchange each issued and outstanding share of common stock, par value $.10 per share (together with the associated preferred stock purchase rights, the "Sterling Software Shares"), of Sterling Software, Inc., a Delaware corporation ("Sterling Software"), for shares of common stock, par value $.10 per share (together with the associated preferred stock purchase rights, the "Computer Associates Shares"), of Computer Associates based on the exchange ratio described in the Prospectus referenced below, along with cash under specified circumstances described in the Prospectus.

    The Offer is made pursuant to an Agreement and Plan of Merger, dated as of February 14, 2000, among Sterling Software, Computer Associates and Silversmith, which contemplates a business combination of Sterling Software and Computer Associates (the "Merger"). Computer Associates has filed a registration statement with the Securities and Exchange Commission on Form S-4 relating to the Computer Associates Shares to be issued to stockholders of Sterling Software in the Offer and the Merger (the "Registration Statement"). The terms and conditions of the Offer and the Merger are set forth in the prospectus which is a part of the Registration Statement (the "Prospectus"), and the related Letter of Transmittal, which are Exhibits (a)(1) and (a)(2) hereto.

    All of the information in the Prospectus and the related Letter of Transmittal, and any prospectus supplement or other supplement thereto related to the Offer hereafter filed with the Securities and Exchange Commission by Computer Associates, is hereby incorporated by reference in answer to Items 2 through 11 of this Schedule TO.

ITEM 1.  SUMMARY TERM SHEET.

    Information is disclosed to security holders in a prospectus meeting the requirements Rule 421(d) of the Securities Act of 1933.

ITEM 3.  IDENTITY AND BACKGROUND OF FILING PERSON.

    (c) During the last five years, none of Computer Associates, Silversmith or, to the best of their knowledge, any of the persons listed on Annex A to the Prospectus (i) has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) was a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgement, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

ITEM 12.  EXHIBITS.


 (a)(1) Prospectus relating to Computer Associates Shares to be issued in the Offer and the Merger (incorporated by reference from Computer Associates' Registration Statement on Form S-4 filed on February 22, 2000).

 (a)(2) Form of Letter of Transmittal (incorporated by reference to exhibit 99.1 to Computer Associates' Registration Statement on Form S-4 filed on February 22, 2000).

 (a)(3) Form of Notice of Guaranteed Delivery (incorporated by reference to exhibit 99.2 to Computer Associates'
         Registration Statement on Form S-4 filed on February 22,
         2000).

 (a)(4)  Form of Letter to Brokers, Dealers, Commercial Banks, Trust
         Companies and Other Nominees (incorporated by reference to exhibit 99.3 to Computer Associates' Registration Statement on Form S-4 filed on February 22, 2000).

 (a)(5)  Form of Letter to Clients for use by Brokers, Dealers,
         Commercial Banks, Trust Companies and Other Nominees
         (incorporated by reference to exhibit 99.4 to Computer
         Associates' Registration Statement on Form S-4 filed on
         February 22, 2000).

 (a)(6) Form of Letter to Participants in Sterling Software's 401(k) plan (incorporated by reference to exhibit 99.5 to Computer
         Associates' Registration Statement on Form S-4 filed on
         February 22, 2000).

 (a)(7)  Guidelines for Certification of Taxpayer Identification
         Number on Substitute Form W-9 (incorporated by reference to exhibit 99.6 to Computer Associates' Registration Statement on Form S-4 filed on February 22, 2000).

 (d)(1) Agreement and Plan of Merger dated as of February 14, 2000, among Sterling Software, Inc., Computer Associates
         International, Inc. and Silversmith Acquisition Corp.
         (incorporated by reference to exhibit 2.1 to Computer
         Associates' Registration Statement on Form S-4 filed on
         February 22, 2000).

 (d)(2)  Agreement dated as of February 14, 2000, among Silversmith
         Acquisition Corp. and certain stockholders of Sterling
         Software, Inc. named therein (incorporated by reference to exhibit 10.1 to Computer Associates' Registration Statement on Form S-4 filed on February 22, 2000).

 (d)(3) Amendment to Change in Control Severance Agreement, dated as of February 14, 2000, by and among Sterling Software, Inc.,
         Computer Associates International, Inc. and Sam Wyly
         (incorporated by reference to exhibit 10.2 to Computer
         Associates' Registration Statement on Form S-4 filed on
         February 22, 2000).

 (d)(4) Amendment to Change in Control Severance Agreement, dated as of February 14, 2000, by and among Sterling Software, Inc.,
         Computer Associates International, Inc. and Charles J.
         Wyly, Jr. (incorporated by reference to exhibit 10.3 to Computer Associates' Registration Statement on Form S-4 filed on February 22, 2000).

 (d)(5) Amendment to Change in Control Severance Agreement, dated as of February 14, 2000, by and among Sterling Software, Inc.,
         Computer Associates International, Inc. and Sterling L.
         Williams (incorporated by reference to exhibit 10.4 to Computer Associates' Registration Statement on Form S-4 filed on February 22, 2000).

 (d)(6) Amendment to Change in Control Severance Agreement, dated as of February 14, 2000, by and among Sterling Software, Inc.,
         Computer Associates International, Inc. and Geno P. Tolari
         (incorporated by reference to exhibit 10.5 to Computer
         Associates' Registration Statement on Form S-4 filed on
         February 22, 2000).

 (d)(7) Amendment to Change in Control Severance Agreement, dated as of February 14, 2000, by and among Sterling Software, Inc.,
         Computer Associates International, Inc. and F.L. "Mike"
         Harvey (incorporated by reference to exhibit 10.6 to Computer Associates' Registration Statement on Form S-4 filed on February 22, 2000).

 (d)(8) Amendment to Change in Control Severance Agreement, dated as of February 14, 2000, by and among Sterling Software, Inc.,
         Computer Associates International, Inc. and Don J.
         McDermett, Jr. (incorporated by reference to exhibit 10.7 to Computer Associates' Registration Statement on Form S-4 filed on February 22, 2000).

 (d)(9) Amendment to Change in Control Severance Agreement, dated as of February 14, 2000, by and among Sterling Software, Inc.,
         Computer Associates International, Inc. and B. Carole
         Morton (incorporated by reference to exhibit 10.8 to Computer Associates' Registration Statement on Form S-4 filed on February 22, 2000).

(d)(10) Amendment to Change in Control Severance Agreement, dated as of February 14, 2000, by and among Sterling Software, Inc.,
         Computer Associates International, Inc. and Mark A. Theel
         (incorporated by reference to exhibit 10.9 to Computer
         Associates' Registration Statement on Form S-4 filed on
         February 22, 2000).

(d)(11) Amendment to Change in Control Severance Agreement, dated as of February 14, 2000, by and among Sterling Software, Inc.,
         Computer Associates International, Inc. and R. Logan Wray
         (incorporated by reference to exhibit 10.10 to Computer
         Associates' Registration Statement on Form S-4 filed on
         February 22, 2000).

(d)(12)  Amendment to Change in Control Severance Agreement, dated
         February 14, 2000, by and among Sterling Software, Computer
         Associates and Evan A. Wyly (incorporated by reference to exhibit 10.11 to Computer Associates' Registration Statement on Form S-4 filed on February 22, 2000).

(d)(13) Form of Amendment to Change in Control Severance Agreement, dated as of February 14, 2000, by and among Sterling
         Software, Inc., Computer Associates International, Inc. and certain non-executive officers of Sterling Software, Inc.
         (incorporated by reference to exhibit 10.12 to Computer
         Associates' Registration Statement on Form S-4 filed on
         February 22, 2000).

(d)(14) Agreement (SERP Agreement), dated as of February 15, 2000, by and among Sterling Software, Inc., Computer Associates
         International, Inc. and Geno P. Tolari (incorporated by reference to exhibit 10.13 to Computer Associates'
         Registration Statement on Form S-4 filed on February 22,
         2000).

                                   SIGNATURE

    After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 22, 2000

                                                       SILVERSMITH ACQUISITION CORP.

                                                       By:  /s/ STEVEN M. WOGHIN
                                                            -----------------------------------------
                                                            Name:  Steven M. Woghin
                                                            Title:   Vice President

                                                       COMPUTER ASSOCIATES INTERNATIONAL, INC.

                                                       By:  /s/ STEVEN M. WOGHIN
                                                            -----------------------------------------
                                                            Name:  Steven M. Woghin
                                                            Title:   Senior Vice President and General
                                                                     Counsel

                                 EXHIBIT INDEX

       EXHIBIT
       NUMBER                                   EXHIBIT NAME
---------------------   ------------------------------------------------------------
(a)(1)                  Prospectus relating to Computer Associates Shares to be
                        issued in the Offer and the Merger (incorporated by
                        reference from Computer Associates' Registration Statement on Form S-4 filed on February 22, 2000).

(a)(2)                  Form of Letter of Transmittal (incorporated by reference to exhibit 99.1 to Computer Associates' Registration Statement on Form S-4 filed on February 22, 2000).

(a)(3) Form of Notice of Guaranteed Delivery (incorporated by reference to exhibit 99.2 to Computer Associates'
                        Registration Statement on Form S-4 filed on February 22,
                        2000).

(a)(4)                  Form of Letter to Brokers, Dealers, Commercial Banks, Trust
                        Companies and Other Nominees (incorporated by reference to exhibit 99.3 to Computer Associates' Registration Statement on Form S-4 filed on February 22, 2000).

(a)(5)                  Form of Letter to Clients for use by Brokers, Dealers,
                        Commercial Banks, Trust Companies and Other Nominees
                        (incorporated by reference to exhibit 99.4 to Computer
                        Associates' Registration Statement on Form S-4 filed on
                        February 22, 2000).

(a)(6)                  Form of Letter to Participants in Sterling Software's 401(k)
                        plan (incorporated by reference to exhibit 99.5 to Computer
                        Associates' Registration Statement on Form S-4 filed on
                        February 22, 2000).

(a)(7)                  Guidelines for Certification of Taxpayer Identification
                        Number on Substitute Form W-9 (incorporated by reference to exhibit 99.6 to Computer Associates' Registration Statement on Form S-4 filed on February 22, 2000).

(d)(1)                  Agreement and Plan of Merger dated as of February 14, 2000, among Sterling Software, Inc., Computer Associates
                        International, Inc. and Silversmith Acquisition Corp.
                        (incorporated by reference to exhibit 2.1 to Computer
                        Associates' Registration Statement on Form S-4 filed on
                        February 22, 2000).

(d)(2)                  Agreement dated as of February 14, 2000, among Silversmith
                        Acquisition Corp. and certain stockholders of Sterling
                        Software, Inc. named therein (incorporated by reference to exhibit 10.1 to Computer Associates' Registration Statement on Form S-4 filed on February 22, 2000).

(d)(3)                  Amendment to Change in Control Severance Agreement, dated as of February 14, 2000, by and among Sterling Software, Inc.,
                        Computer Associates International, Inc. and Sam Wyly
                        (incorporated by reference to exhibit 10.2 to Computer
                        Associates' Registration Statement on Form S-4 filed on
                        February 22, 2000).

(d)(4)                  Amendment to Change in Control Severance Agreement, dated as of February 14, 2000, by and among Sterling Software, Inc.,
                        Computer Associates International, Inc. and Charles J.
                        Wyly, Jr. (incorporated by reference to exhibit 10.3 to
                        Computer Associates' Registration Statement on Form S-4
                        filed on February 22, 2000).

(d)(5)                  Amendment to Change in Control Severance Agreement, dated as of February 14, 2000, by and among Sterling Software, Inc.,
                        Computer Associates International, Inc. and Sterling L.
                        Williams (incorporated by reference to exhibit 10.4 to
                        Computer Associates' Registration Statement on Form S-4
                        filed on February 22, 2000).

       EXHIBIT
       NUMBER                                   EXHIBIT NAME
---------------------   ------------------------------------------------------------
(d)(6)                  Amendment to Change in Control Severance Agreement, dated as of February 14, 2000, by and among Sterling Software, Inc.,
                        Computer Associates International, Inc. and Geno P. Tolari
                        (incorporated by reference to exhibit 10.5 to Computer
                        Associates' Registration Statement on Form S-4 filed on
                        February 22, 2000).

(d)(7)                  Amendment to Change in Control Severance Agreement, dated as of February 14, 2000, by and among Sterling Software, Inc.,
                        Computer Associates International, Inc. and F.L. "Mike"
                        Harvey (incorporated by reference to exhibit 10.6 to
                        Computer Associates' Registration Statement on Form S-4
                        filed on February 22, 2000).

(d)(8)                  Amendment to Change in Control Severance Agreement, dated as of February 14, 2000, by and among Sterling Software, Inc.,
                        Computer Associates International, Inc. and Don J.
                        McDermett, Jr. (incorporated by reference to exhibit 10.7 to
                        Computer Associates' Registration Statement on Form S-4
                        filed on February 22, 2000).

(d)(9)                  Amendment to Change in Control Severance Agreement, dated as of February 14, 2000, by and among Sterling Software, Inc.,
                        Computer Associates International, Inc. and B. Carole
                        Morton (incorporated by reference to exhibit 10.8 to
                        Computer Associates' Registration Statement on Form S-4
                        filed on February 22, 2000).

(d)(10)                 Amendment to Change in Control Severance Agreement, dated as of February 14, 2000, by and among Sterling Software, Inc.,
                        Computer Associates International, Inc. and Mark A. Theel
                        (incorporated by reference to exhibit 10.9 to Computer
                        Associates' Registration Statement on Form S-4 filed on
                        February 22, 2000).

(d)(11)                 Amendment to Change in Control Severance Agreement, dated as of February 14, 2000, by and among Sterling Software, Inc.,
                        Computer Associates International, Inc. and R. Logan Wray
                        (incorporated by reference to exhibit 10.10 to Computer
                        Associates' Registration Statement on Form S-4 filed on
                        February 22, 2000).

(d)(12)                 Amendment to Change in Control Severance Agreement, dated
                        February 14, 2000, by and among Sterling Software, Computer
                        Associates and Evan A. Wyly (incorporated by reference to
                        exhibit 10.11 to Computer Associates' Registration Statement on Form S-4 filed on February 22, 2000).

(d)(13)                 Form of Amendment to Change in Control Severance Agreement,
                        dated as of February 14, 2000, by and among Sterling
                        Software, Inc., Computer Associates International, Inc. and
                        certain non-executive officers of Sterling Software, Inc.
                        (incorporated by reference to exhibit 10.12 to Computer
                        Associates' Registration Statement on Form S-4 filed on
                        February 22, 2000).

(d)(14) Agreement (SERP Agreement), dated as of February 15, 2000, by and among Sterling Software, Inc., Computer Associates
                        International, Inc. and Geno P. Tolari (incorporated by reference to exhibit 10.13 to Computer Associates'
                        Registration Statement on Form S-4 filed on February 22,
                        2000).